Exhibit 99.1

www.CellTherapeutics.com

Cell Therapeutics Enters into Agreement to Settle Shareholder Litigation

SEATTLE, February 15, 2012— Cell Therapeutics, Inc. (“CTI”) (NASDAQ and MTA: CTIC) today announced that on February 13, 2012, it entered into a Stipulation of Settlement (the “Stipulation”) pursuant to which CTI and certain of its current officers and directors (collectively, the “Defendants”) have, subject to certain conditions and approvals, agreed to settle the previously-disclosed consolidated securities class action litigation, In re Cell Therapeutics, Inc. Class Action Litigation., Case No. C10-414 MJP (the “Class Action Litigation”), pending in the U.S. District Court for the Western District of Washington.

If the settlement becomes final, among other things, (i) the claims against the Defendants will be dismissed with prejudice and released, such that every member of the settlement class will be forever barred from asserting against the Defendants any claims alleged in the complaint or arising from the complaint, and (ii) a payment of $19 million will be made for the benefit of the settlement class, which CTI expects to be funded entirely by CTI’s insurance carriers. The Defendants have denied and continue to deny each and all of the claims alleged by the plaintiffs in the Class Action Litigation. Nonetheless, the Defendants have agreed to the settlement to eliminate the uncertainty, distraction, burden and expense of further litigation.

The proposed settlement is subject to a number of conditions and approvals, including, among other items, preliminary and final court approval. Details regarding any proposed settlement will be communicated to potential class members prior to the final court approval. At this time, there can be no assurance that the conditions to effect the settlement will be met or that the settlement of the Class Action Litigation will receive the required court or other approvals.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com http://www.CellTherapeutics.com.

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This press release includes forward-looking statements that involve a number of risks and uncertainties the outcome of which could materially and/or adversely affect actual future results and the market price of CTI’s securities. Specifically, the risks and uncertainties that could affect CTI include the risk that the proposed settlement may not receive preliminary or final court approval, or other required approvals, that conditions to effect the settlement may not be met, risks associated with the development of

501 Elliott Ave. W. #400	T 206.282.7100
Seattle, WA 98119	F 206.284.6206

pixantrone, including risks associated with the preclinical and clinical developments in the biopharmaceutical industry in general, CTI’s ability to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling pixantrone, and the risk factors listed or described from time to time in CTI’s filings with the Securities and Exchange Commission including, without limitation, CTI’s most recent filings on Forms 10-K, 10-Q and 8-K. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: deramian@ctiseattle.com

Investors Contact:

Ed Bell

T: 206.272.4345

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors

501 Elliott Ave. W. #400	T 206.282.7100
Seattle, WA 98119	F 206.284.6206